EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: 4KIDS ENTERTAINMENT, INC., et al.,1 Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 11-11607 (SCC) (Jointly Administered)

DEBTORS’ JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Michael B. Solow Seth J. Kleinman KAYE SCHOLER, LLP 425 Park Avenue New York, NY 10022 Telephone: (212) 836-8000 Facsimile: (212) 836-8689	D. Tyler Nurnberg Matthew J. Micheli KAYE SCHOLER, LLP 70 West Madison Street, Suite 4200 Chicago, IL 60602 Telephone: (312) 583-2300 Facsimile: (312) 583-2360

Counsel for the Debtors and Debtors-in-Possession
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Dated:  October 5, 2012

1
The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are:  4Kids Entertainment, Inc. (1380); 4Kids Ad Sales, Inc. (6309); 4Kids Digital Games, Inc. (7645); 4Kids Entertainment Home Video, Inc. (0094); 4Kids Entertainment Music, Inc. (6311); 4Kids Entertainment Licensing, Inc. (3342); 4Kids Productions, Inc. (3593); 4Kids Technology, Inc. (8181); 4Kids Websites, Inc. (7563); 4Sight Licensing Solutions, Inc. (8897); The Summit Media Group, Inc. (2061); and World Martial Arts Productions, Inc. (8492).

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS AND RULES OF INTERPRETATION		1
1.1.	Rules of Interpretation	1
1.2.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		9
2.1.	Unclassified Claims	9
2.2.	Administrative Claims	9
2.3.	Priority Tax Claims	9
2.4.	Time for Filing Objections to Priority Tax Claims and Certain Administrative Claims	10
2.5.	Time for Filing of Fee Claims	10

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		10
3.1.	Summary	10
3.2.	Classification and Treatment of Claims and Interests	11
3.3.	Elimination of Vacant Classes.	13
3.4.	Special Provision Governing Unimpaired Claims	13
3.5.	Settlements Between the Debtors or the Reorganized Debtors and Holders of Claims	13

ARTICLE IV. ACCEPTANCE OR REJECTION OF THIS PLAN		13
4.1.	Voting Classes and Acceptance by an Impaired Class	13
4.2.	Presumed Acceptance of this Plan.	14
4.3.	Presumed Rejection of this Plan.	14
4.4.	Non-consensual Confirmation	14

ARTICLE V. MEANS FOR IMPLEMENTATION OF THIS PLAN		14
5.1.	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution	14
5.2.	U.S. Trustee Fees	15
5.3.	Continued Corporate Existence of Reorganized Debtors	15
5.4.	Revesting of Property	15
5.5.	Waiver of Certain Causes of Action	16
5.6.	Corporate Action	16
5.7.	Transfer of Parent Common Stock.	17
5.8.	Initial Boards of Directors and Management.	17
5.9.	Cancellation of Agreements and Interests and Discharge of Obligations	17
5.10.	Tax Matters	17
5.11.	Exemption from Certain Transfer Taxes	17
5.12.	General Settlement of Claims and Interests	18
5.13.	Dissolution of Debtors	18
5.14.	Final Decree	18

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ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER AGREEMENTS		19
6.1.	Rejection of Executory Contracts and Unexpired Leases	19
6.2.	Rejection Damages Claims	19
6.3.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	19
6.4.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	19
6.5.	Survival of Indemnification Obligations	20
6.6.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	20

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		20
7.1.	Timing and Calculation of Amounts to Be Distributed	20
7.2.	Interest on Claims or Interests.	21
7.3.	Distribution Record Date	21
7.4.	Distributions by Debtors or Reorganized Debtors	21
7.5.	Reserves	22
7.6.	Delivery of Distributions	22
7.7.	De Minimis Distributions and Fractional Dollars	22
7.8.	Compliance with Tax Requirements/Allocations	22
7.9.	Setoffs	23
7.10.	Claims Paid or Payable by Third Parties	23
7.11.	Waiver by Creditors of all Subordination Rights	24

ARTICLE VIII. PROCEDURES FOR ALLOWING AND RESOLVING CLAIMS		24
8.1.	Allowance	24
8.2.	Objections to Claims and Procedures Regarding Estimation of Claims	24
8.3.	No Distributions on Account of Contested Claims	25
8.4.	Distributions After Allowance	25
8.5.	No Distributions Pending Payment of Money or Property to the Debtors	25
8.6.	Adjustment to Claims and Interests Without Objection	25
8.7.	Amendments to Claims	26
8.8.	Expressly-Allowed Claims	26
8.9.	Disallowance of Claims	26

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		26
9.1.	Discharge of Claims and Interests	26
9.2.	Subordinated Claims	27
9.3.	Releases by the Debtors	27
9.4.	Exculpation	28
9.5.	Releases by Holders of Claims and Interests	28
9.6.	Permanent Injunction	29
9.7.	Limitations on Releases	30
9.8.	Release of Liens	30
9.9.	Recoupment	30

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9.10.	Waiver or Estoppel	30
9.11.	Preservation of Rights of Action	31

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION		31
10.1.	Conditions Precedent to Confirmation	31
10.2.	Conditions Precedent to the Effective Date	31
10.3.	Waiver of Conditions	32
10.4.	Satisfaction of Conditions	32
10.5.	Effect of Non Occurrence of Conditions to Consummation	32

ARTICLE XI. RETENTION OF JURISDICTION		33
11.1.	Exclusive Jurisdiction.	33

ARTICLE XII. MISCELLANEOUS PROVISIONS		34
12.1.	Immediate Binding Effect	34
12.2.	Additional Documents	35
12.3.	Modification of Plan	35
12.4.	Revocation of Plan	35
12.5.	Severability	36
12.6.	Dissolution of Committees	36
12.7.	Reservation of Rights	36
12.8.	Successors and Assigns	37
12.9.	Further Assurances	37
12.10.	Governing Law	37
12.11.	Service of Documents	37
12.12.	Entire Agreement	38
12.13.	Substantial Consummation	38
12.14.	Substitution of the Reorganized Debtors for the Debtors	38
12.15.	Conflicts	39

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Pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532, the debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 cases hereby propose the following joint plan of reorganization.

ARTICLE I.
DEFINED TERMS AND RULES OF INTERPRETATION

1.1.	Rules of Interpretation

(a)           General

For purposes herein:  (a) wherever the context requires, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder,” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b)           Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

(c)           Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.

(d)           Inconsistencies

In the event of an inconsistency, (a) the provisions of this Plan shall control over the contents of the Disclosure Statement; and (b) the provisions of the Confirmation Order shall control over the contents of this Plan.

1.2.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

(a)           “Administrative Claim” means a Claim that has been timely filed pursuant to the deadlines and procedures set forth herein and in the Confirmation Order for costs and expenses of administration of the Chapter 11 Cases under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, but not limited to:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through and including the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) any indebtedness or obligations incurred or assumed by the Debtors in the ordinary course of business in connection with the conduct of their business; (c) Allowed Fee Claims; (d) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; and (e) any Claims Allowed pursuant to section 503(b)(9) of the Bankruptcy Code.

(b)           “Administrative Claim Bar Date” means, the date that is forty-five (45) days after the Effective Date, which date is the deadline for the filing of Administrative Claims, claims related to the termination of employees and claims related to employment agreements, in each instance, incurred or arising through the Effective Date.

(c)           “Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person were a Debtor in a case under the Bankruptcy Code.

(d)           “Allowed” means, with reference to a Claim, a Claim that is allowed under Section 8.1 hereof.

(e)           “Assets” means, with respect to the Debtors, all of the right, title, and interest in and to property of whatever type or nature owned by the Debtors or subsequently acquired by the Debtors, including any property of the Estates for purposes of section 541 of the Bankruptcy Code, including Cash and any Estate Cause of Action, as of the Effective Date.

(f)           “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date or heretofore or hereafter amended if such amendments are made applicable to the Chapter 11 Cases.

(g)           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Chapter 11 Cases.

(h)           “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, and the Local Rules of the Bankruptcy Court, each as in effect on the Petition Date or heretofore or hereafter amended if such amendments are made applicable to the Chapter 11 Cases.

(i)           “Bar Date” means April 18, 2012, which is the date established by the Bar Date Order as the general bar date, the governmental unit bar date and the bar date for Claims arising under section 503(b)(9) of the Bankruptcy Code in the Chapter 11 Cases, and such other deadlines for filing proofs of claim that are set forth in the Bar Date Order.

(j)           “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, (II) Approving Procedures for Filing Proofs of Claim, and (III) Approving Notice Thereof, entered by the Bankruptcy Court on March 9, 2012 [Docket No. 537].

(k)           “Business Day” means any day on which commercial banks are open for business in New York, New York, excluding Saturdays, Sundays, or “legal holidays” (as that term is defined in Bankruptcy Rule 9006(a)).

(l)           “Cash” means the legal tender of the United States of America or the equivalent thereof.

(m)           “Cause of Action” means any claim, cause of action, chose in action, action, suit, demand, and any other debt, obligation, right, damage, remedy, controversy, agreement, promise, lien, variance, trespass, power, privilege, license, franchise, judgment, third-party claim, subrogation claim, guaranty claim, contribution claim, reimbursement claim, indemnity claim, counterclaim, right of setoff or recoupment, crossclaim, claim objection, defense to claim, and liability whatsoever of any kind or character relating to any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise.  Cause of Action also includes:  (a) any Estate right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) any remaining Estate claim pursuant to sections 362, 502, 510, 542, 543, 544 through 551, or 553 of the Bankruptcy Code and any analogous provisions of applicable state law, but, for the avoidance of doubt, not any Estate claim sold pursuant to the Sale Transaction; (c) any Estate claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (d) any Estate state law fraudulent transfer claim; and (e) any Estate claim listed in the Plan Supplement.

(n)           “Chapter 11 Cases” means (a) when used in reference to a particular Debtor, the chapter 11 case pending for that Debtor; and (b) when used in reference to all of the Debtors, the above-captioned jointly administered chapter 11 cases.

(o)           “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(p)           “Claims Agent” means Epiq Bankruptcy Solutions, LLC, the entity designated by order of the Bankruptcy Court [Docket No. 20] to process Proofs of Claim.

(q)           “Claims Objection Deadline” means the day that is ninety (90) days after the Effective Date of this Plan, which shall be the deadline for filing and serving objections to Claims, except as otherwise provided in Sections 2.4 and 2.5 of this Plan.

(r)           “Class” means a class of Claims or Interests designated in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(s)          “Collateral” means any property or interest in property of any Debtor’s Estate subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, and which Lien, charge or encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

(t)           “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket in the Chapter 11 Cases.

(u)          “Confirmation Hearing” means the hearing held by the Bankruptcy Court, pursuant to section 1128 of the Bankruptcy Code, to consider the confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

(v)          “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

(w)         “Consummation” means the occurrence of the Effective Date.

(x)          “Contested” when used with respect to a Claim, means such Claim:  (a) if it is listed in the Schedules as disputed, unliquidated, and/or contingent and as to which a Proof of Claim has not been filed with the Claims Agent or the Bankruptcy Court; (b) if it is listed in the Schedules, but not as disputed, unliquidated, or contingent and as to which a Proof of Claim has been filed with the Claims Agent or the Bankruptcy Court and (i) the Proof of Claim amount exceeds the amount indicated in the Schedules; and/or (ii) the Proof of Claim asserts priority greater than the priority set forth in the Schedules; and (iii) an objection to which has been filed on or before the Claims Objection Deadline; (c) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a Proof of Claim has been filed with the Claims Agent or the Bankruptcy Court and an objection to which has been filed on or before the Claims Objection Deadline; (d) if a Proof of Claim has been filed with the Claims Agent or the Bankruptcy Court after the applicable Bar Date; or (e) to the extent such Claim is a Claim arising under a rejected executory contract, proof of which Claim is to be filed with the Claims Agent or the Bankruptcy Court before the deadline for filing such Claim and an objection to which has been filed on or before the Claims Objection Deadline; provided, however, that a Claim that is fixed in amount and priority pursuant to this Plan or by Final Order on or before the Effective Date shall not be a Contested Claim.

(y)         “Covered Persons” means (a) all directors and officers of the Debtors, whenever serving, but solely in the amount and to the extent covered by the Debtors’ directors and officers insurance policies; and (b) employees employed by or serving the Debtors as of the Petition Date.

(z)          “Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as set forth in the notice of appointment dated July 8, 2011 and as reconstituted from time to time.

(aa)        “Debtors” means, collectively, 4Kids Entertainment, Inc., 4Kids Ad Sales, Inc., 4Kids Digital Games, Inc., 4Kids Entertainment Home Video, Inc., 4Kids Entertainment Music, Inc., 4Kids Entertainment Licensing, Inc., 4Kids Productions, Inc., 4Kids Technology, Inc., 4Kids Websites, Inc., 4Sight Licensing Solutions, Inc., The Summit Media Group, Inc. and World Martial Arts Productions, Inc.

(bb)       “Disallowed” means, with respect to any Claim or portion thereof, any Claim against the Debtors which (a) has been disallowed, in whole or part, by a Final Order of the Bankruptcy Court; (b) has been withdrawn by agreement of the Debtors and the Holder thereof, in whole or in part; (c) has been withdrawn, in whole or in part, by the Holder thereof; (d) if listed in the Schedules as zero or as disputed, contingent or unliquidated and in respect of which a Proof of Claim has not been timely filed or deemed timely filed pursuant to this Plan, the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law; or (e) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the filed amount of any Proof of Claim.  In each case a Disallowed Claim is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

(cc)        “Disclosure Statement” means that certain disclosure statement filed with respect to this Plan, as amended, modified, or supplemented from time to time, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order.

(dd)       “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

(ee)       “Distribution” means the distributions to be made in accordance with this Plan of, as the case may be:  (a) Cash; or (b) any other consideration or residual value distributed to Holders of Allowed Claims or Interests under the terms and provisions of this Plan.

(ff)         “Distribution Record Date” means the record date for purposes of making Distributions under this Plan, which record date shall be the Confirmation Date or such other date as may be designated in the Confirmation Order.

(gg)       “Effective Date” means the first Business Day upon which all of the conditions specified in Section 10.2 hereof have been satisfied or waived pursuant to Section 10.3 hereof.

(hh)       “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(ii)         “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

(jj)         “Exculpated Parties” means, collectively, each of the following parties in their respective capacities as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors’ Committee; (d) each member of the Creditors’ Committee; and (e) with respect to each of the foregoing Entities or Persons in clauses (a) through (d), such Entity’s or Person’s successors and assigns, current and former members, subsidiaries, Representatives, Affiliates and other professionals.

(kk)       “Fee Claim” means the claims of a professional on account of the fees for services rendered and expenses incurred on and after the Petition Date and prior to and including the Effective Date.

(ll)         “Final Order” means, as applicable, an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

(mm       “General Unsecured Claim” means any Claim against the Debtor(s) that is not a(n):  (a) Administrative Claim; (b) Priority Tax Claim; (c) Other Priority Claim; (d) Fee Claim; (e) Secured Claim; or (f) Intercompany Claim.

(nn)       “Holder” means the legal or beneficial holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).

(oo)       “Impaired” means an impaired Class, Claim or Interest within the meaning of section 1124 of the Bankruptcy Code.

(pp)       “Intercompany Claim” means (a) any account reflecting intercompany book entries by one (1) Debtor with respect to any other Debtor; or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.

(qq)       “Interests” means any and all “equity securities” (as that term is defined in section 101(16) of the Bankruptcy Code), ownership interests or shares in any Debtor and issued by such Debtor prior to the Petition Date (including, without limitation, all Parent Common Stock, all Subsidiary Interests in a Debtor, capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, restricted stock, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in such Debtor, partnership interests in such Debtor stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of such Debtor or obligating such Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security.

(rr)         “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

(ss)        “New Organizational Documents” means, collectively:  (a) the amended and restated certificates of incorporation of the Reorganized Debtors; (b) bylaws to be adopted by the Reorganized Debtors; and (c) any other corporate, constituent, or organizational documents (including articles of organization, bylaws, and operating agreements), or amendment to any of the foregoing, that may be necessary or appropriate for the Reorganized Debtors to adopt or file in their respective states of organization.

(tt)         “Other Interests” means all Interests other than Parent Common Stock and Subsidiary Interests.

(uu)       “Other Priority Claim” means any Claim, other than an Administrative Claim and a Priority Tax Claim, accorded priority in right of payment under section 507 of the Bankruptcy Code.

(vv)       “Parent” means 4Kids Entertainment, Inc.

(ww)      “Parent Common Stock” means the shares of common stock of Parent that are authorized, issued and outstanding immediately prior to the Effective Date.

(xx)         “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

(yy)       “Petition Date” means April 6, 2011.

(zz)        “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, the Confirmation Order, or herewith, as the case may be, and the Plan Supplement, which is incorporated herein by reference.

(aaa)      “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to be filed no later than thirty (30) calendar days prior to the Confirmation Hearing, as it or any of them may thereafter be amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, Confirmation Order, or herewith, as the case may be, comprising, without limitation, the following documents and information:  (a) those disclosures required under section 1129(a)(5) of the Bankruptcy Code; (b) the New Organizational Documents; (c) employment agreements; (d) management incentive plan; and (e) a list of executory contracts or unexpired leases to be assumed or assumed and assigned, if any.

(bbb)     “Priority Claim” means any Claim against the Debtors to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code other than an Administrative Claim or a Priority Tax Claim.

(ccc)      “Priority Tax Claim” mean a Claim of a governmental units of the kind specified in, and entitled to priority under, sections 502(i) and 507(a)(8) of the Bankruptcy Code.

(ddd)     “Proof of Claim” means a proof of claim filed by a Holder of a Claim by the applicable Bar Date.

(eee)      “Released Party” means, collectively, each of the following parties in their respective capacities as such, provided such Persons or Entities were employed or serving as such on or after the Petition Date:  (a) the Debtors’ current and former Affiliates, subsidiaries, officers, directors, principals, employees, members, Representatives, and other professionals; (b) the Debtors; (c)  the Reorganized Debtors; (d) the Creditors’ Committee and its Representatives and other professionals; and (e) each member of the Creditors’ Committee.

(fff)        “Reorganized Debtors” means the Debtor Entities not otherwise dissolved pursuant to the terms this Plan, which Entities are revested with the property of the Estates as reorganized pursuant to this Plan, on or after the Effective Date.

(ggg)     “Reorganized” means, when used with respect to a particular Debtor, the particular reorganized Debtor pursuant to this Plan, on or after the Effective Date.

(hhh)     “Representative” means, with regard to an Entity, a current or former officer, director, member, manager, employee, partner, advisor, attorney, professional, accountant, investment banker, investment advisor, actuary, financial advisor, consultant, or agent (each of the foregoing in its individual capacity as such).

(iii)         “Retained Professional” means a Peron or Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with section 327, 328 or 1103 of the Bankruptcy Code and compensated for services rendered after the Petition Date and through and including the Effective Date, pursuant to section 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

(jjj)         “Sale Transaction” means the sale transaction provided for in that certain Asset Purchase Agreement by and among 4Kids Entertainment, Inc., Kidsco Media Ventures LLC and 4K Acquisition, Corp., dated June 24, 2012, together with agreements related thereto, which transaction was approved by order of the Bankruptcy Court on June 26, 2012 [Docket No. 750], and which closed on July 2, 2012.

(kkk)     “Schedules” means the schedules of assets and liabilities, the list of holders of Interests and the statement of financial affairs filed by each of the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended at any time through the Confirmation Date in accordance with Bankruptcy Rule 1009.

(lll)         “Secured Claim” means any Claim that is secured by a Lien on property in which any Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

(mmm)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(nnn)       Subsidiary Interests” means Parent’s direct and indirect Interests in each of its subsidiaries and Affiliates prior to the Effective Date.

(ooo)     “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

(ppp)     “U.S. Trustee” means the United States Trustee appointed under 28 U.S.C. § 591 to serve in the Southern District of New York.

(qqq)     “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

2.1.	Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are excluded from the Classes of Claims and Interests designated in Article III.

2.2.	Administrative Claims

All parties seeking payment of Administrative Claims (other than Fee Claims), claims related to the termination of employees and claims related to employment agreements, must file and serve such claims or applications by the Administrative Claim Bar Date.  On, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the Reorganized Debtors and the Holder of such Administrative Claim, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, one of the following treatments:  (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors or Reorganized Debtors and such Holder shall have agreed upon in writing; provided, however, that the Reorganized Debtors shall be authorized to pay Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business, in full, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, post-confirmation.

2.3.	Priority Tax Claims

On, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (iii) the date such Priority Tax Claim becomes payable pursuant to any agreement between the Reorganized Debtors and the Holder of such Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, one of the following treatments:  (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, plus postpetition interest at the statutory rate provided by 28 U.S.C. § 1961 from the Petition Date through date of payment, (b) Cash payments over time in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, or (c) such other treatment as to which the Debtors or Reorganized Debtors and such Holder shall have agreed upon in writing.

2.4.	Time for Filing Objections to Priority Tax Claims and Certain Administrative Claims

Unless the Reorganized Debtors, the U.S. Trustee or any party in interest objects to a Priority Tax Claim or Administrative Claim that is not a Fee Claim within ninety (90) days after the Effective Date (or such later date as extended by the Bankruptcy Court at the request of the Reorganized Debtors), such Priority Tax Claim or Administrative Claim that is not a Fee Claim shall be deemed Allowed in the amount requested.  In the event that the Debtors or Reorganized Debtors, the U.S. Trustee or any party in interest objects to a timely filed Priority Tax Claim or Administrative Claim that is not a Fee Claim, the Bankruptcy Court shall determine the Allowed amount of such Priority Tax Claim or Administrative Claim.

2.5.	Time for Filing of Fee Claims

All final applications seeking payment of Fee Claims must be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, counsel to the Creditors’ Committee and the U.S. Trustee no later than forty-five (45) days after the Effective Date.  All such final applications shall be filed in accordance with any order issued by the Bankruptcy Court allowing Retained Professionals to seek interim compensation.  Objections to such final fee applications must be filed no later than ninety (90) days after the Effective Date.  Any party in interest may object to any application or request for compensation or reimbursement.  Any Fee Claim that is not filed on or before the deadline set forth in this Section 2.5 shall result in the Fee Claim being forever barred and discharged.  A Fee Claim in respect of which a final fee application has been properly and timely filed and served shall become an Allowed Administrative Claim only to the extent allowed by Final Order.  Notwithstanding anything in this Plan to the contrary, any Claims filed by a Retained Professional, including Fee Claims, or Administrative Claims, shall be subject to the terms of this Section 2.5.

On and after the Effective Date, the Reorganized Debtors may employ and pay any professional (including new professionals and those entities that served as Retained Professionals) in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1.	Summary

Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, this Article III designates Claims and Interests for all purposes, including voting, confirmation, and distribution under this Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed placed in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class.

Pursuant to Section 5.1 of this Plan, this Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the Holders of Allowed Claims or Interests under this Plan.

3.2.	Classification and Treatment of Claims and Interests.

A Claim is in a particular Class only to the extent that such Claim is Allowed and has not been paid, released, or otherwise satisfied prior to the Effective Date.  Notwithstanding any Distribution provided for in this Plan, no Distribution on account of any Claim is required or permitted unless and until such Claim becomes an Allowed Claim which might not occur, if at all, until after the Effective Date.

All Claims (except for Administrative Claims and Priority Tax Claims, which are not classified pursuant to section 1123(a)(1) of the Bankruptcy Code) are classified as follows:

Class	Claims and Interests	Status	Entitlement to Vote
1	Secured Claims	Unimpaired	Not Entitled to Vote
2	Other Priority Claims	Unimpaired	Not Entitled to Vote
3	General Unsecured Claims	Unimpaired	Not Entitled to Vote
4	Parent Common Stock	Impaired	Entitled to Vote
5	Other Interests	Impaired	Not Entitled to Vote

(a)           Class 1—Secured Claims.

(i)       Classification:  Class 1 consists of Secured Claims.

(ii)      Treatment:  On, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date such Secured Claim becomes an Allowed Secured Claim, and (c) the date such Secured Claim becomes payable pursuant to any agreement between the Debtors or Reorganized Debtors and the Holder of such Secured Claim, each Holder of an Allowed Secured Claim as of the Distribution Record Date shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim:  (i) the Collateral securing such Allowed Secured Claim, (ii) Cash in an amount equal to the value of the Collateral securing such Allowed Secured Claim, including, to the extent applicable, postpetition interest under section 506(b) of the Bankruptcy Code, or (iii) such other treatment as may be agreed to between the Holder and the Debtors or Reorganized Debtors.

(iii)     Voting:  Class 1 is Unimpaired.  Pursuant to section 1126(f) of the Bankruptcy Code, Holders of Secured Claims are conclusively presumed to have accepted this Plan without the need for solicitation of acceptances with respect to Class 1 from Holders of Secured Claims.

(b)           Class 2—Other Priority Claims.

(i)       Classification:  Class 2 consists of Other Priority Claims.

(ii)      Treatment:  On, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date such Other Priority Claim becomes an Allowed Other Priority Claim, and (c) the date such Other Priority Claim becomes payable pursuant to any agreement between the Debtors or Reorganized Debtors and the Holder of such Other Priority Claim, each Holder of an Allowed Other Priority Claim as of the Distribution Record Date shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, one of the following treatments:  (i) full payment in Cash of its Allowed Other Priority Claim, plus postpetition interest at the statutory rate provided by 28 U.S.C. § 1961 from the Petition Date through date of payment, or (ii) such other treatment as may be agreed to between the Holder and the Debtors or Reorganized Debtors.

(iii)     Voting:  Class 2 is Unimpaired.  Pursuant to section 1126(f) of the Bankruptcy Code, Holders of Other Priority Claims are conclusively presumed to have accepted this Plan without the need for solicitation of acceptances with respect to Class 2 from Holders of Other Priority Claims.

(c)           Class 3—General Unsecured Claims.

(i)       Classification:  Class 3 consists of General Unsecured Claims.

(ii)      Treatment:  On, or within thirty (30) days of, the latest of (a) the Effective Date, (b) the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, and (c) the date such General Unsecured Claim becomes payable pursuant to any agreement between the Debtors or Reorganized Debtors and the Holder of such General Unsecured Claim, each Holder of an Allowed General Unsecured Claim as of the Distribution Record Date shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, one of the following treatments:  (i) full payment in Cash of its Allowed General Unsecured Claim, plus postpetition interest at the statutory rate provided by 28 U.S.C. § 1961 from the Petition Date through the date of payment, or (ii) such other treatment as may be agreed to between the Holder and the Debtors or Reorganized Debtors.

(iii)     Voting:  Class 3 is Unimpaired.  Pursuant to section 1126(f) of the Bankruptcy Code, Holders of General Unsecured Claims are conclusively presumed to have accepted this Plan without the need for solicitation of acceptances with respect to Class 3 from Holders of General Unsecured Claims.

(d)           Class 4—Parent Common Stock.

(i)       Classification:  Class 4 consists of all Parent Common Stock.

(ii)      Treatment:  On the Effective Date, the Parent Common Stock shall continue to be held by Holders of Parent Common Stock as of the Effective Date, and such Parent Common Stock shall represent ownership Interests in the Reorganized Parent.

(iii)     Voting:  Class 4 is Impaired, and the Holders of Parent Common Stock will be solicited with respect to this Plan.

(e)           Class 5—Other Interests.

(i)       Classification:  Class 5 consists of all Other Interests.

(ii)      Treatment:  On the Effective Date, all Other Interests shall be cancelled, and holders of Other Interests shall receive no distribution on account of such Interests.

(iii)     Voting:  Class 5 is Impaired.  Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Other Interests are conclusively presumed to have rejected this Plan without the need for solicitation of acceptances with respect to Class 5 from Holders of Other Interests.

3.3.	Elimination of Vacant Classes.

Any Class of Claims or Interests that is not occupied as of the date of the commencement of the Confirmation Hearing by at least one Allowed Claim or Interest, as applicable, or at least one Claim temporarily Allowed under Bankruptcy Rule 3018, shall be deemed deleted from this Plan for purposes of (i) voting on the acceptance or rejection of this Plan, and (ii) determining acceptance or rejection of this Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

3.4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect the Debtors’ or Reorganized Debtors’ rights in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, counterclaims against, or setoffs or recoupments against any such Unimpaired Claim.

3.5.	Settlements Between the Debtors or the Reorganized Debtors and Holders of Claims

Notwithstanding the classification and treatment of Claims and Interests in this Article III, consistent with section 1123(a)(4), the Debtors or Reorganized Debtors may agree with the Holder of a Claim or Interest to provide such Holder with a less favorable treatment of its Allowed Claim or Interest than provided in this Article III.

ARTICLE IV.
ACCEPTANCE OR REJECTION OF THIS PLAN

4.1.	Voting Classes and Acceptance by an Impaired Class

Class 4 is Impaired under this Plan and is entitled to vote to accept or reject this Plan.  In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests entitled to vote shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of the Interests in such Class that have timely and properly voted to accept or reject this Plan.

4.2.	Presumed Acceptance of this Plan.

Classes 1, 2, and 3 are Unimpaired under this Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

4.3.	Presumed Rejection of this Plan.

Class 5 is Impaired and not entitled to receive or retain any property under this Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Interests in Class 5 are conclusively presumed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

4.4.	Non-consensual Confirmation

In the event that any Class of Claims or Interests votes to reject this Plan, the Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan in accordance with Section 12.3 hereof to the extent, if at all, Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V.
MEANS FOR IMPLEMENTATION OF THIS PLAN

5.1.	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution

This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the Holders of Allowed Claims and Interests under this Plan.  On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the Holders of Allowed Claims and Interests under this Plan:  (a) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be treated as eliminated and cancelled, (b) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Chapter 11 Cases, and (c) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect.  Except as set forth in this Section 5.1, such proposed substantive consolidation shall not affect (a) the legal and corporate structure of the Reorganized Debtors, (b) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date, (c) any agreements entered into by the Debtors or Reorganized Debtors, and (d) the Debtors’ or the Reorganized Debtors’ ability to subordinate or otherwise challenge Claims on an entity by entity basis.  In the event the Bankruptcy Court does not authorize the Debtors to substantively consolidate solely for purposes of voting, confirmation, and making distributions to the Holders of Allowed Claims and Interests under this Plan: (a) this Plan shall be treated as a separate plan of reorganization for each Debtor; and (b) the Debtors shall not be required to re-solicit votes with respect to this Plan.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Claims may be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Reorganized Debtors or as may be required in respect of Debtors dissolved pursuant to Section 5.13 of this Plan.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors.

5.2.	U.S. Trustee Fees

Notwithstanding the proposed substantive consolidation of the Estates for the purposes set forth herein, on the Effective Date or as soon as practicable thereafter, the Reorganized Debtors shall pay all U.S. Trustee Fees that are then due.  Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Chapter 11 Cases, or a Bankruptcy Court order converting or dismissing the applicable Chapter 11 Case.  Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

5.3.	Continued Corporate Existence of Reorganized Debtors

On and after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities, having all rights and powers under applicable law, without prejudice to any right to amend its or their charters or any other corporate, constituent, or organizational documents (including articles of organization, bylaws, and operating agreements), dissolve, merge or convert into another form of business entity or to alter or terminate its or their existence.

5.4.	Revesting of Property

(a)           Except as otherwise provided in this Plan, Plan Supplement or Confirmation Order, on and after the Effective Date, all property of the Estates, including all Causes of Action not otherwise transferred and any “net operating losses” or similar tax attributes, will revest in the respective Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests.  Except as otherwise provided in this Plan, the rights of the Reorganized Debtors to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

(b)           On and after the Effective Date, each Reorganized Debtor shall retain any Interests that may exist in its affiliates or subsidiaries and retain any rights to which such Interests may be entitled under applicable law with respect to such Interests.  On and after the Effective Date, and subject to the New Organizational Documents, the Reorganized Debtors may sell, transfer, assign or otherwise dispose of such Interests as permitted by applicable law.

5.5.	Waiver of Certain Causes of Action

Notwithstanding anything to the contrary in this Plan, the Debtors, on behalf of themselves and the Estates, waive all potential Causes of Action arising under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

5.6.	Corporate Action

(a)           On and after the Effective Date, the Reorganized Debtors may engage in any act or activity authorized by the existing organizational documents or New Organizational Documents, as the case may be, without the Bankruptcy Court’s supervision or approval, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or Confirmation Order.

(b)           On the Effective Date, any provision in any operating agreement, partnership agreement, limited liability company agreement, or any other organizational document of any Debtor or Reorganized Debtor requiring dissolution, liquidation, or withdrawal of a member upon insolvency, bankruptcy, or the filing of chapter 11 cases:  (a) is deemed waived and of no further force and effect for any act or occurrence on or prior to the Effective Date, and (b) any action taken to prevent or revoke such potential dissolution or liquidation by the Debtors or Reorganized Debtors or potential withdrawal of any such Debtors or Reorganized Debtors from the applicable limited liability company or partnership is ratified and deemed effective to prevent such dissolution or liquidation and each such Debtor or Reorganized Debtor shall continue its existence regardless of any such provision.

(c)           Prior to, on, or after the Effective Date, as applicable, all matters provided for hereunder that would otherwise require approval of the shareholders, members, managers, partners, or directors of the Debtors or Reorganized Debtors shall be deemed to have been so approved and shall be in effect prior to, on, or after the Effective Date, as applicable, pursuant to applicable state law, including the general corporation or limited liability company law of the state where such Debtor or Reorganized Debtor is incorporated, without any requirement of further action by the shareholders, members, directors, managers, or partners of the Debtors or Reorganized Debtors.

(d)           On and after the Effective Date, the Debtors and Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Plan.

(e)           On the Effective Date, the New Organizational Documents shall include a provision prohibiting the issuance of nonvoting equity securities and such other provisions as may be required pursuant to section 1123(a)(6) of the Bankruptcy Code.  The Debtors may prepare, execute and/or file with the applicable secretaries of state and other state governmental authorities having jurisdiction over the Reorganized Debtors such amendments of their respective charters as may be necessary or appropriate under applicable non-bankruptcy law to fully effectuate such amendments.

5.7.	Transfer of Parent Common Stock.

On and after the Effective Date, Holders of Parent Common Stock who determine to transfer such stock shall, prior to such transfer (if the Parent Common Stock held thereby is certificated), submit the Parent Common Stock certificates to the Reorganized Parent or its transfer agent to be exchanged for certificates containing the legend required by Article Tenth, Section 5 of the Reorganized Parent’s Restated Certificate of Incorporation.

5.8.	Initial Boards of Directors and Management.

The composition of the new directors and managers of the Reorganized Debtors on the Effective Date shall be as set forth in the Disclosure Statement.

5.9.	Cancellation of Agreements and Interests and Discharge of Obligations

Except as otherwise expressly provided for and preserved herein, upon the occurrence of the Effective Date, all certificates, notes, securities, and any and all other instruments evidencing any Claim or Interest against or in the Debtors, including, without limitation, any Interests created pursuant to the Debtors’ stock option and/or long-term incentive compensation plans, shall be deemed automatically cancelled and terminated as permitted by section 1123(a)(5)(F) of the Bankruptcy Code without further act or action under any applicable agreement, law, regulation, order or rule; provided, however, that all instruments evidencing any Claims or Interests against or in the Debtors shall continue in effect solely for the purposes of (i) allowing a Holder of an Allowed Claim or Interest to receive its Distributions under this Plan (if any), (ii) enforcing the terms of the subordination provisions in any such Claim or Interest, (iii) allowing the Debtors or Reorganized Debtors to make the Distributions, if any, on account of Allowed Claims or Interests, (iv) allowing the Debtors or Reorganized Debtors to perform any necessary administrative functions with respect to the Distributions (if any) to be made on account of Allowed Claims and Interests.

5.10.	Tax Matters

The Reorganized Debtors shall be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, to the same extent as if the Reorganized Debtors were the Debtors, and representing the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

5.11.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

5.12.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases, and other benefits provided pursuant to this Plan, on the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved pursuant to this Plan or relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest, or any Distribution to be made on account of such Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

In accordance with the provisions of this Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

5.13.	Dissolution of Debtors

On the Effective Date, Debtors 4Kids Entertainment Home Video, Inc., 4Kids Productions, Inc., and The Summit Media Group, Inc. shall be dissolved for all purposes, without the necessity of any other or further actions to be taken by or on behalf of each Debtor, except for those actions required pursuant to this Section 5.13; provided, however; that the Debtors may elect to dissolve or to retain as a Reorganized Debtor any of the Debtor Entities prior to or on the Effective Date; provided, further, that each Debtor elected to be dissolved in accordance with this Plan shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution; provided, further, that upon filing of such certificate of cancellation or dissolution, each such Debtor shall immediately cease to be, and not continue as, a body corporate for any purpose whatsoever.

On the Effective Date, Parent’s Interests in any Debtor dissolved pursuant to this Section 5.13 shall be cancelled.

5.14.	Final Decree

At any time following the Effective Date, the Reorganized Debtors shall be authorized to file a motion for the entry of a final decree closing any of the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code.

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES AND OTHER AGREEMENTS

6.1.	Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date, the Debtors shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease:  (a) was assumed or rejected previously by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to assume filed on or before the entry of the Confirmation Order, or (d) is set forth in the Plan Supplement as an executory contract or unexpired lease to be assumed.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above as of the Effective Date.

6.2.	Rejection Damages Claims

Proofs of all Claims arising out of the rejection of an executory contract or an unexpired lease pursuant to this Plan shall be filed and served on the Reorganized Debtors, their counsel and the Claims Agent not later than thirty (30) days after the Effective Date.  Any such Claims covered by the preceding sentence not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their respective properties and interests.

6.3.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed or assumed and assigned by the Debtors is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption or assumption and assignment:  (a) the Debtors or Reorganized Debtors retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute, and (b) cure payments shall only be made following either the entry of a Final Order resolving the dispute or consensual resolution of the dispute.  The Debtors or Reorganized Debtors may settle any such dispute without any further notice to or action, order, or approval of the Bankruptcy Court.

6.4.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any executory contract or unexpired lease pursuant to this Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors from counterparties to rejected executory contracts or unexpired leases.

6.5.	Survival of Indemnification Obligations

On or before the Effective Date, the Debtors shall obtain reasonably sufficient tail coverage for a term of not less than three (3) years under a directors’ and officers’ liability insurance policy for the Debtors’ current and former directors and officers. The obligations of the Debtors, if any, to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who were serving in such capacity on the Petition Date, pursuant to corporate documents, applicable statutes, or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtors will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to this Plan and section 365 of the Bankruptcy Code as of the Effective Date.  Accordingly, such indemnification obligations will not be discharged, but will instead survive and be unaffected by entry of the Confirmation Order so long as such director, officer, agent, employee, or representative was serving in such capacity on the Petition Date.  This provision for indemnification obligations shall not apply to or cover any Claims, suits or actions against a Covered Person that result in a Final Order determining that such Covered Person is liable for intentional fraud, willful misconduct, gross negligence, criminal conduct, bad faith, self-dealing or breach of the duty of loyalty.

6.6.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each executory contract or unexpired lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under this Plan.  Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS

7.1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date or as soon as practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as practicable thereafter), each Holder of an Allowed Claim or Interest shall receive the full amount of the Distributions that this Plan provides for Allowed Claims or Interests in the applicable Class.  In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  Except as otherwise provided herein, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the Distributions provided for herein, regardless of whether such Distributions are delivered on or at any time after the Effective Date.

7.2.	Interest on Claims or Interests.

Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed General Unsecured Claims are entitled to postpetition interest at the statutory rate provided by 28 U.S.C. § 1961 from the Petition Date through the date of payment on such Claims as set forth in Sections 2.3, 3.2(b)(ii) and 3.2(c)(ii) herein.  With respect to all other Classes of Claims or Interests, post-petition interest shall not accrue and shall not be paid on Allowed Claims or Interests when due under the contract, agreement or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim or Interest.

7.3.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their agents shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests.  The Debtors or Reorganized Debtors shall have no obligation to recognize any transfer of any Claims or Interests occurring on or after the Distribution Record Date.  The Debtors or Reorganized Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

7.4.	Distributions by Debtors or Reorganized Debtors

All Distributions to be made on or after the Effective Date shall be made by the Reorganized Debtors.  The Debtors or Reorganized Debtors shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

At the sole option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by check or wire transfer.

The Debtors and Reorganized Debtors shall be empowered and directed to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform their duties under this Plan, (b) make all Distributions contemplated hereby, (c) employ, retain or replace professionals to represent them with respect to their responsibilities, and (d) exercise such other powers as may be vested in the Debtors or Reorganized Debtors by order of the Bankruptcy Court, pursuant to this Plan or as deemed by the Debtors or Reorganized Debtors to be necessary and proper to implement the provisions hereof.

7.5.	Reserves

In making any Distributions in respect of Claims, the Reorganized Debtors shall reserve an appropriate and adequate amount of Cash on account of any unresolved Contested Claims.

7.6.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, and unless otherwise provided herein, any Distribution shall be made at the last known address of such Holder as set forth (a) in the Schedules filed with the Bankruptcy Court unless the Debtors have been notified in writing of a change of address, including by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected in such Schedules for such Holder, (b) on the Proof of Claim filed by such Holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), or (d) in any notice served by such Holder giving details of a change of address.

If any Distribution is returned as undeliverable, no Distributions shall be made to such Holder unless the Reorganized Debtors are notified of such Holder’s then current address within one hundred twenty (120) days after such Distribution was returned.  After such date, if such notice was not provided, a Holder shall have forfeited its right to such Distribution, and the undeliverable Distribution shall be turned over to the Reorganized Debtors.

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred twenty (120) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim to whom such check was originally issued.  Any Claim in respect of such a voided check shall be made within one hundred twenty (120) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any Claims in respect of such voided check shall be discharged and forever barred.

7.7.	De Minimis Distributions and Fractional Dollars

Any other provision of this Plan notwithstanding, payments of fractional dollars shall not be made.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made shall reflect rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Reorganized Debtors shall not make any payment of less than ten dollars ($10.00) with respect to any Claim unless a request therefor is made in writing to the Reorganized Debtors.

7.8.	Compliance with Tax Requirements/Allocations

The Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with tax withholding and reporting requirements, including liquidating a portion of the Distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

The Reorganized Debtors are authorized to allocate all Distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  Distributions shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount, to accrued but unpaid interest.

7.9.	Setoffs

The Debtors or Reorganized Debtors may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), pursuant to applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, set off against any Allowed Claim and the Distributions to be made pursuant to this Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim) any Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise), without notice, leave or order of the Bankruptcy Court; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to this Plan shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and Causes of Action.

7.10.	Claims Paid or Payable by Third Parties

(a)           Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors shall reduce in full a Claim, and such Claim shall be deemed disallowed without any further notice to the holder of the Claim or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.  The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate which was in effect as of the Petition Date on such amount owed for each day after the two-week grace period specified above until the amount is repaid.

(b)           Claims Payable by Third Parties.

The Reorganized Debtors shall not be required to make any distributions under this Plan on account of an Allowed Claim that is payable pursuant to an insurance policy until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that an insurer agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurer’s agreement, such Claim is deemed expunged without any further notice to or action, order, or approval of the Bankruptcy Court.  Except as specifically set forth in Section 5.5 of this Plan, nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance.

7.11.	Waiver by Creditors of all Subordination Rights

Except as otherwise ordered by the Bankruptcy Court, each Holder of a Claim and Interest shall be deemed to have waived all contractual, legal and equitable subordination rights that they may have, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, with respect to any and all Distributions to be made under this Plan, and all such contractual, legal or equitable subordination rights that each Holder has individually and collectively with respect to any such Distribution made pursuant this Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.

ARTICLE VIII.
PROCEDURES FOR ALLOWING AND RESOLVING CLAIMS

8.1.	Allowance

Any Claim that is not Contested shall be Allowed, except as provided in Sections 3.4, 7.9, 7.10, and 8.3 hereof.

Any Claim as to which liability and amount are determined by a Final Order of the Bankruptcy Court (or such other court or forum as to which the Debtors or Reorganized Debtors and the Holder of such Claim may agree or the Bankruptcy Court may direct) shall be Allowed in such amount.

No Contested Claim shall be Allowed except in the amount either agreed upon between the Holder of such Claim and the Debtors or Reorganized Debtors, or as determined by a Final Order of the Bankruptcy Court (or such other court or forum as the Debtors or Reorganized Debtors and the Holder of such Claim agree to or as the Bankruptcy Court may direct).

8.2.	Objections to Claims and Procedures Regarding Estimation of Claims

The Debtors or Reorganized Debtors shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims or Interests.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Contested Claim or Interest without approval of the Bankruptcy Court.

The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether a Proof of Claim has been filed or a party in interest has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanism.

Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses the Debtors had with respect to any Claim.

8.3.	No Distributions on Account of Contested Claims

Notwithstanding any other provision of this Plan, no payments or Distributions shall be made with respect to all or any portion of a Contested Claim unless and until all objections to such Contested Claim have been settled or withdrawn or have been determined by Final Order, and the Contested Claim, or some portion thereof, has become an Allowed Claim.  To the extent that all or a portion of a Contested Claim is Disallowed, the Holder of such Claim shall not receive any Distribution on account of the portion of such Claim that is Disallowed.

8.4.	Distributions After Allowance

To the extent that a Contested Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan and Confirmation Order, without any interest to be paid on account of the time period during which such Claim was Contested.

Distributions made after the Effective Date to Holders of Contested Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

8.5.	No Distributions Pending Payment of Money or Property to the Debtors

All Claims of any Entity that owes money or property to or asserts disputed possession of or control over property of the Debtors shall be deemed to be Contested and shall not be Allowed unless and until such Entity pays in full any amount or returns any property of or owed to the Debtors.

8.6.	Adjustment to Claims and Interests Without Objection

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Debtors’ claims register by the Debtors or the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

8.7.	Amendments to Claims

On or after the Effective Date, except as provided herein or otherwise agreed, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court, the Debtors or the Reorganized Debtors, and any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further action or order of the Bankruptcy Court.

8.8.	Expressly-Allowed Claims

Class 4—Parent Common Stock shall be Allowed on the Distribution Record Date in the amounts set forth in the various transfer registers maintained by the Debtors or their agents.

8.9.	Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, or 553 of the Bankruptcy Code shall be Disallowed if (a) the Entity, on the one hand, and the Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code, and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE IX.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

9.1.	Discharge of Claims and Interests

Effective as of the Effective Date, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Distributions, rights, and treatment that are provided in this Plan shall be in exchange for, and in complete satisfaction, discharge, and release, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their respective Assets or properties, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (a) a Claim based upon such debt, right, is Allowed pursuant to section 502 of the Bankruptcy Code, or (b) the Holder of such a Claim or Interest has accepted this Plan.  Any default by the Debtors with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in this Plan.  Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any governmental unit thereof specified in section 101(27) of the Bankruptcy Code.  The actions of the Securities and Exchange Commission that (a) are non-pecuniary, (b) do not relate to collection of a Claim, or (c) do not pursue injunctions that could be reduced to a monetary Claim, are not discharged under this Section 9.1.

9.2.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective Distributions and treatments under this Plan shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

9.3.	Releases by the Debtors

Upon the occurrence of the Effective Date, each of the Debtors, the Reorganized Debtors, and any successors or assigns thereto is deemed, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, to forever release, waive and discharge the Released Parties from any and all Causes of Action (other than the rights of the Debtors and Reorganized Debtors and any successors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents assumed, passed through or delivered in connection with this Plan) that the Debtors or Reorganized Debtors would otherwise be entitled to assert (whether individually or collectively) that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Debtors or any successors or their property, the Chapter 11 Cases (including the commencement thereof), the Plan, the solicitation of acceptances of the Plan or the Disclosure Statement; provided, however, that in no event shall the foregoing (a) affect the liability or release of any Person or Entity that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted intentional fraud, willful misconduct, gross negligence, criminal conduct, bad faith, self-dealing or breach of the duty of loyalty, or (b) be construed as a release of any Intercompany Claim.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases set forth in this Section 9.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Debtors, the Estates, and the Released Parties, (b) a good faith settlement and compromise of the Claims released by this Section 9.3, (c) in the best interests of the Debtors and all Holders of Claims and Interests, (d) fair, equitable, and reasonable, (e) given and made after due notice and opportunity for hearing, and (f) a bar to any Entity granting a release under this Section 9.3 from asserting any Claim or Cause of Action released by this Section 9.3.

9.4.	Exculpation

The Exculpated Parties shall neither have, nor incur, any liability to any Person or Entity for any act taken or omitted to be taken in connection with, relating to, or arising out of, the Sale Transaction, the Chapter 11 Cases and commencement thereof, formulating, negotiating, soliciting, preparing, disseminating, implementing, confirming, or effecting the Consummation of this Plan, the Disclosure Statement, the Plan Supplement, the administration of this Plan or the property to be distributed under this Plan or related to the issuance, distribution, and/or sale of any security, or any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan through and including the Effective Date; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted intentional fraud, willful misconduct, gross negligence, criminal conduct, bad faith, self-dealing or breach of duty of loyalty.

The Exculpated Parties have, and upon confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distributions pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

9.5.	Releases by Holders of Claims and Interests

SUBJECT TO SECTION 9.7 HEREOF, EFFECTIVE AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (A) EACH HOLDER OF A CLAIM OR INTEREST THAT VOTES TO ACCEPT THIS PLAN AND DOES NOT CHECK THE BOX ON THE DEBTORS’ VOTING BALLOTS ELECTING TO “OPT-OUT” OF THE RELEASES AS PROVIDED HEREIN, (B) EACH HOLDER OF A CLAIM OR INTEREST THAT VOTES TO REJECT THIS PLAN AND DOES NOT CHECK THE BOX ON THE DEBTORS’ VOTING BALLOTS ELECTING TO “OPT-OUT” OF THE RELEASES AS PROVIDED HEREIN, (C) EACH HOLDER OF A CLAIM OR INTEREST THAT IS ENTITLED TO VOTE AND ABSTAINS FROM VOTING ON THIS PLAN AND DOES NOT CHECK THE BOX ON THE DEBTORS’ VOTING BALLOTS ELECTING TO “OPT-OUT” OF THE RELEASES AS PROVIDED HEREIN, AND (D) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTEGRATED AFTER THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST THAT IS DEEMED TO ACCEPT THIS PLAN, SHALL UNCONDITIONALLY, FOREVER RELEASE, WAIVE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL CAUSES OF ACTION THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE AND ARISE FROM OR RELATE IN ANY MANNER, IN WHOLE OR IN PART, TO THE DEBTORS, THE REORGANIZED DEBTORS AND ANY SUCCESSORS, THE OPERATION OF THE DEBTORS’ BUSINESS, THE RESTRUCTURING EFFORTS UNDERTAKEN BY THE DEBTORS, THE CHAPTER 11 CASES (INCLUDING THE COMMENCEMENT THEREOF), THE PLAN, THE SOLICITATION OF ACCEPTANCES OF THE PLAN OR THE DISCLOSURE STATEMENT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE FOREGOING (A) AFFECT THE LIABILITY OF ANY PERSON OR ENTITY THAT OTHERWISE WOULD RESULT FROM ANY SUCH ACT OR OMISSION TO THE EXTENT SUCH ACT OR OMISSION IS DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED INTENTIONAL FRAUD,  WILLFUL MISCONDUCT, GROSS NEGLIGENCE, CRIMINAL CONDUCT, BAD FAITH, SELF-DEALING OR BREACH OF THE DUTY OF LOYALTY, (B) BE A WAIVER OF ANY PROOF OF CLAIM FILED AGAINST ANY OF THE DEBTORS AND THEIR ESTATES BY ANY PERSON OR ANY DEFENSE, OFFSET OR OBJECTION TO ANY CLAIM FILED AGAINST THE DEBTORS AND THEIR ESTATES BY ANY PERSON, (C) BE CONSTRUED AS A RELEASE OF ANY INTERCOMPANY CLAIM, OR (D) RELEASE ANY OBLIGATIONS OF THE REORGANIZED DEBTORS PURSUANT TO THIS PLAN.

9.6.	Permanent Injunction

Except as otherwise expressly provided in this Plan or Confirmation Order, or for obligations issued pursuant to this Plan, all Entities who have held, hold, or may hold Claims or Interests that have been discharged pursuant to Section 9.1, released pursuant to Section 9.3 or Section 9.5, or are subject to exculpation pursuant to Section 9.4 are hereby permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors or Reorganized Debtors:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests, (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests, (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estate of such Entities on account of or in connection with or with respect to any such Claims or Interests, (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the entry of the Confirmation Order, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise, and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to this Plan.  Nothing in this Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors and any such Entity agree in writing that such Entity will:  (a) waive all Claims against the Debtors or Reorganized Debtors related to such action, and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

9.7.	Limitations on Releases and Exculpations.

Notwithstanding anything to the contrary in this Plan or in the Confirmation Order, the releases set forth in Section 9.5 of this Plan shall not effect a release of any claim against a non-Debtor by the United States government or any of its agencies or any state and local authority whatsoever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority.  Nothing in Section 9.5 of this Plan nor the Confirmation Order shall enjoin the United States government or any of its agencies or any state and local authority from bringing any claim, suit, action or other proceeding against a non-Debtor for any liability whatsoever, including, without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority.  Other than as set forth in Section 9.4 of this Plan, nothing in this Plan or the Confirmation Order shall exculpate any non-Debtor from any liability to the United States government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority.

9.8.	Release of Liens

Except as otherwise provided in this Plan or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

9.9.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors before the entry of the Confirmation Order.

9.10.	Waiver or Estoppel

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or its counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the entry of the Confirmation Order.

9.11.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Section 5.5 and Article IX hereof, the Reorganized Debtors, and their successors and assigns, shall retain, shall be revested with and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action that the Debtors may hold against any Entity, without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, whether such Cause of Action arose before or after the Petition Date.  The Reorganized Debtors’ right to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Reorganized Debtors will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors have released any Entity on or prior to the Effective Date, those Causes of Action sold pursuant to the Sale Transaction, or those Causes of Actions the Debtors expressly waive pursuant to Section 5.5 hereof, the Reorganized Debtors expressly reserve all rights to commence and pursue any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan.

Except as set forth herein, the Reorganized Debtors expressly reserve all Causes of Action, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to the Causes of Action upon, after, or as a consequence of the confirmation of this Plan or occurrence of the Effective Date.

ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION

10.1.	Conditions Precedent to Confirmation

This Plan shall not be confirmed, and the Confirmation Date shall not be deemed to occur, unless and until the Confirmation Order has been entered on the docket maintained by the Clerk of the Bankruptcy Court.

10.2.	Conditions Precedent to the Effective Date

The Effective Date shall not be deemed to occur unless or until:

(a)           The Confirmation Order is a Final Order;

(b)           The Confirmation Order provides that the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, and other agreements or documents created in connection with this Plan;

(c)           The provisions of the Confirmation Order are nonseverable and mutually dependent;

(d)           The New Organizational Documents shall be in form and substance reasonably acceptable to the Debtors and shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied;

(e)           All authorizations, consents, and regulatory approvals required, if any, in connection with the Effective Date shall have been obtained;

(f)           There shall not be in effect on the Effective Date any (i) order entered by a court of competent jurisdiction, (ii) any order, opinion, ruling or other decision by any other court or governmental entity, or (iii) United States or other applicable law, staying restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Plan; and

(g)           No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall remain pending.

10.3.	Waiver of Conditions

The conditions precedent to confirmation and occurrence of the Effective Date set forth in this Article X may be waived in whole or in part by written consent of the Debtors, without any notice to the parties in interest or the Bankruptcy Court and without a hearing.

10.4.	Satisfaction of Conditions

Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

10.5.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity, or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE XI.
RETENTION OF JURISDICTION

11.1.	Exclusive Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)           Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)           Hear and determine all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or this Plan; provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)           Hear and determine any matters related to:  (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code, (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed, and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(d)           Ensure that Distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

(e)            Hear and determine any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)            Hear and determine any and all matters related to Causes of Action that the Reorganized Debtors are legally entitled to assert (whether individually or collectively);

(g)           Hear and determine any and all matters related to section 1141 of the Bankruptcy Code;

(h)           Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with this Plan or the Disclosure Statement;

(i)            Enter and enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)            Hear and determine any case, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

(k)           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of this Plan;

(l)            Hear and determine any case, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article IX hereof and enter such orders as may be necessary or appropriate to implement and enforce such releases, injunctions, and other provisions;

(m)           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(n)           Hear and determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan or the Disclosure Statement;

(o)           Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

(p)           Adjudicate any and all disputes arising from or relating to Distributions under this Plan;

(q)           Consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(r)            Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(s)           Enforce all orders previously entered by the Bankruptcy Court; and

(t)            Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

12.1.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan shall be immediately effective, enforceable, binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims and Interests (irrespective of whether such Claims or Interests, or Classes of Claims or Interests, are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan, and any and all nondebtor parties to executory contracts and unexpired leases with the Debtors.

12.2.	Additional Documents

On or before the Effective Date, the Debtors or Reorganized Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  The Debtors or Reorganized Debtors and all Holders of Claims or Interests receiving Distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and Confirmation Order.

12.3.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan:  (a) the Debtors reserve the right in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order, and (b) after the entry of the Confirmation Order, the Debtors may amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.  Any such modification or supplement shall be considered a modification of this Plan and shall be made in accordance with this Article XII.

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof and prior to the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

12.4.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw this Plan with respect to one or more Debtors prior to the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw this Plan, then:  (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan, assumption or rejection of executory contracts or unexpired leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court, and (c) nothing contained in this Plan shall:  (1) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Entity, (2) prejudice in any manner the rights of the Debtors or any other Entity, or (3) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

12.5.	Severability

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted, provided, however, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing.  Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6.	Dissolution of Committees

On the Effective Date, the Creditors’ Committee shall be dissolved, and its members shall be deemed released of any continuing duties, responsibilities and obligations in connection with these Chapter 11 Cases or the Plan and its implementation, and the retention and employment of the Creditors’ Committee’s attorneys and other agents shall terminate, except with respect to: (i) all filed Fee Claims through a final hearing on Fee Claims for Retained Professionals; (ii) any appeals of the Confirmation Order through the date such appeals are finally decided, settled, withdrawn or otherwise resolved; and (iii) any dispute arising out of Distributions to be made under the Plan.  Counsel to the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities authorized hereunder under the foregoing clauses (i), (ii) and (iii) upon the submission of invoices to be paid by the Reorganized Debtors.  The Reorganized Debtors are authorized to pay such invoices without further order of the Bankruptcy Court.  If the Reorganized Debtors dispute the amount of any such invoice, counsel to the Creditors’ Committee may bring the matter before the Bankruptcy Court.

12.7.	Reservation of Rights

This Plan shall have no force or effect until the Effective Date.  None of the filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtors with respect to this Plan or Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.  If this Plan is not confirmed by a Final Order, or if this Plan is confirmed and does not become effective, the rights of all parties in interest in the Chapter 11 Cases are and shall be reserved in full.  Any concessions or settlements reflected herein, if any, are made for purposes of this Plan only, and if this Plan does not become effective, no party in interest in the Chapter 11 Cases shall be bound or deemed prejudiced by any such concession or settlement.

12.8.	Successors and Assigns

This Plan shall be binding on, and shall inure to the benefit of the Debtors, and their respective successors and assigns.  The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

12.9.	Further Assurances

The Debtors are authorized to execute, deliver, file or record such contracts, agreements, instruments, releases and other documents and take or cause to be taken such action as may be necessary or appropriate to effectuate, implement and further evidence the terms, provisions and intent of this Plan and to consummate the transactions and transfers contemplated by this Plan.

12.10.	Governing Law

Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument, release, indenture, organizational document, or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.11.	Service of Documents

All notices, requests and demands required or permitted to be provided to the Debtors, the Creditors’ Committee or the Claims Agent under this Plan shall be in writing an shall be deemed to have been duly given or made:  (a) when actually delivered (i) by certified mail, return receipt requested, (ii) by hand delivery, or (iii) by U.S. mail, postage prepaid or, (b)  in the case of notice by facsimile transmission, when received and confirmed, addressed as follows:

If to the Debtors or Reorganized Debtors:

4Kids Entertainment, Inc.
53 W. 23rd Street
New York, NY 10010
Attn: Samuel Newborn
Facsimile: (212) 754-5481

with a copy to:

Kaye Scholer LLP
70 West Madison Street, Suite 4200
Chicago, IL 60602
Attn: D. Tyler Nurnberg
Attn: Matthew Micheli
Facsimile: (312) 583-2360

If to the Creditors’ Committee:

Hahn & Hessen LLP
488 Madison Avenue
New York, NY 10022
Attn: Mark Indelicato
Attn: Janine Cerbone
Facsimile: (212) 478-7400

If to the Claims Agent:

Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Facsimile: (646) 282-2501

(a)           After the Effective Date, the Reorganized Debtors have authority to notify Entities that any Entity that wishes to continue to receive documents pursuant to Bankruptcy Rule 2002 must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.12.	Entire Agreement

This Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated in to this Plan.

12.13.	Substantial Consummation

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.14.	Substitution of the Reorganized Debtors for the Debtors

On the Effective Date, the Reorganized Debtors shall be deemed to be substituted as the party in lieu of the Debtors in all pending matters including but not limited to (a) motions, contested matters and adversary proceeding pending in the Bankruptcy Court, and (b) all matters pending in any courts, tribunals, forums or administrative proceedings outside of the Bankruptcy Court without the need or requirement for the Reorganized Debtors to file motions or substitutions of parties and counsel.

12.15.	Conflicts

To the extent any provision of the Disclosure Statement or any instrument, document or agreement executed in connection with this Plan or the Confirmation Order (or any exhibits, schedules, appendices, supplements or amendments to the foregoing) conflicts with or is in any way inconsistent with the terms of this Plan, the terms and provisions of this Plan shall govern and control.

*  *  *  *  *

Dated: New York, New York
October 5, 2012

4KIDS ENTERTAINMENT, INC., et al.,
as Debtors and Debtors in Possession

	By:	/s/ Bruce R. Foster
Bruce R. Foster
Executive Vice President and Chief
Financial Officer,
4Kids Entertainment, Inc., on behalf of the
Debtors and Debtors-in-Possession

Michael B. Solow	D. Tyler Nurnberg
Seth J. Kleinman	Matthew J. Micheli
KAYE SCHOLER, LLP	KAYE SCHOLER, LLP
425 Park Avenue	70 West Madison Street, Suite 4200
New York, NY 10022	Chicago, IL 60602
Telephone: (212) 836-8000	Telephone: (312) 583-2300
Facsimile: (212) 836-8689	Facsimile: (312) 583-2360

Counsel for the Debtors and Debtors-in-Possession